                                                                 Exhibit (h)(5)

                              AMENDED AND RESTATED
                       TRANSFER AGENT SERVICING AGREEMENT

        THIS AGREEMENT is made and entered into as of this 12th day of January, 2005, by and between The Tocqueville Trust, a Massachusetts business trust and The Tocqueville Alexis Trust, a Delaware statutory trust, severally and not jointly, (each a "Trust" and together, the "Tocqueville Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

        WHEREAS, the parties desire to add The Tocqueville Alexis Trust to the Transfer Agent Servicng Agreement by and between the The Tocqueville Trust and USBFS, dated September 12, 1997;

        WHEREAS, The Tocqueville Trust, on behalf of The Tocqueville Gold Fund, and USBFS have entered into a Transfer Agent Agreement, dated June 16, 1998, (together with the Transfer Agent Agreement dated September 12, 1997, the "Prior Agreements") and desire to consolidate the Prior Agreements;

        WHEREAS, this Agreement amends and restates the Prior Agreements;

        WHEREAS, the Tocqueville Funds engage in business as open-end management investment companies and are so registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with each such series of the Tocqueville Funds representing interests in a separate portfolio of securities and other assets;

        WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

        WHEREAS,  the  Tocqueville  Funds  desire  to  retain  USBFS to  provide transfer and dividend disbursing agent services to each series of the Tocqueville Funds listed on Exhibit A hereto (as amended from time to time) (each a "Fund").

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.      Appointment of USBFS as Transfer Agent

        The Tocqueville Funds hereby appoint USBFS as transfer agent of the Tocqueville Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.      Services and Duties of USBFS

        USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and, as relevant, in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

        A. Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the 1940 Act.

        B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Tocqueville Funds' custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

        C. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by each Fund's current prospectus ("Prospectus").

        D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Tocqueville Funds' custodian.

        E. Pay monies upon receipt from the Tocqueville Funds' custodian, where relevant, in accordance with the instructions of redeeming shareholders.

        F. Process transfers of shares in accordance with the shareholder's instructions.

        G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

        H. Prepare and transmit payments for dividends and distributions declared by the Tocqueville Funds with respect to each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

        I. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

        J. Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

        K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

        L.      Mail   shareholder   reports   and   prospectuses   to   current
                shareholders.

        M.      Prepare and file U.S.  Treasury  Department Forms 1099 and other
                appropriate   information   returns  required  with  respect  to
                dividends and distributions for all shareholders.

        N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Tocqueville Funds.

        O. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Tocqueville Funds, all as required by applicable federal tax laws and regulations.

        P. Provide a Blue Sky system that will enable the Tocqueville Funds to monitor the total number of shares of each Fund sold in each state. In addition, the Tocqueville Funds or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Tocqueville Funds' Blue Sky state registration status is solely limited to the initial compliance by the Tocqueville Funds and the reporting of such transactions to the Tocqueville Funds or its agent.

        Q. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Tocqueville Funds.

        R. Reimburse each Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

3.      Representations of USBFS

USBFS represents and warrants to the Tocqueville Funds that:

        A. It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

        B.      It is a registered transfer agent under the Exchange Act.

        C. It is duly qualified to carry on its business in the State of Wisconsin;

        D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

        E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

        F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

        G. It will comply with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

4.      Representations of the Tocqueville Funds

        The Tocqueville Funds represents and warrants to USBFS that:

        A. The Tocqueville Funds are each series of open-end investment companies under the 1940 Act;

        B. The Tocqueville Trust and The Tocqueville Alexis Trust are each business trusts organized, existing, and in good standing under the laws of Massachusetts and Delaware, respectively;

        C. The Tocqueville Funds are empowered under applicable laws and by their Declarations of Trust and Bylaws to enter into and perform this Agreement;

        D. All necessary proceedings required by the Declarations of Trust have been taken to authorize it to enter into and perform this Agreement;

        E. The Tocqueville Funds will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

        F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Tocqueville Funds being offered for sale.

5.      Compensation

        USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Tocqueville Funds shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Tocqueville Funds shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Tocqueville Funds is disputing any amounts in good faith. The Tocqueville Funds shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Tocqueville Funds to USBFS, including under paragraph 10 hereunder, shall only be paid out of assets and property of the particular Fund involved.

6.      Indemnification; Limitation of Liability

        A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Tocqueville Funds in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, each Tocqueville Fund shall indemnify and hold harmless, severally and not jointly, USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Tocqueville Funds, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Boards of Trustees of the Tocqueville Funds (the "Boards of Trustees" or "Trustees").

                USBFS shall indemnify and hold the Tocqueville Funds harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Tocqueville Funds may sustain or incur or that may be asserted against the Tocqueville Funds by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Tocqueville Funds shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

                Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

        B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

                The provisions of this paragraph 6 shall survive termination of this Agreement.

7.      Proprietary and Confidential Information

        USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Tocqueville Funds all records and other information relative to the Tocqueville Funds and prior, present, or potential shareholders (and clients of said shareholders), including information relating to the Funds' portfolio holdings, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Tocqueville Funds, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Tocqueville Funds. USBFS may not, and shall ensure that all employees with access to portfolio holdings information do not place any trades based on such information.

        Further, USBFS will adhere to the privacy policies adopted by the Tocqueville Funds pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Tocqueville Funds' shareholders with any third party unless specifically directed by the Tocqueville Funds or allowed under one of the exceptions noted under the Act. USBFS further represents and agrees that it maintains and will continue to maintain
        (a) policies and procedures designed to ensure only necessary access to and use of information about shareholders of the Tocqueville Funds and
        (b) safeguards that comply with federal standards to guard nonpublic personal information concerning the shareholders of the Tocqueville Funds.

        The provisions of this paragraph 7 shall survive termination of this Agreement.


8.      Anti-Money Laundering Program

        The Tocqueville Funds acknowledge that they have had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification Procedures"), together referred to as the "Procedures," and the Tocqueville Funds have determined that the Procedures, as part of the Tocqueville Funds' overall anti-money laundering program, are reasonably designed to prevent any Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

        Based on this determination, the Tocqueville Funds hereby instruct and direct USBFS to implement the Procedures on the Tocqueville Funds' behalf, as such may be amended or revised from time to time.

        It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Tocqueville Funds' anti-money laundering responsibilities.

        USBFS agrees to provide to the Tocqueville Funds:

        (a)Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Tocqueville Funds or any shareholder of each Fund;

        (b)Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Tocqueville Funds agree not to communicate this information to the customer;

        (c)Any  reports  received  by  USBFS  from  any  government   agency  or
           applicable industry self-regulatory organization pertaining to USBFS's anti-money laundering monitoring on behalf of the Tocqueville Funds;

        (d)Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

        (e)A certified annual report of its monitoring and customer identification activities on behalf of the Tocqueville Funds. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Tocqueville Funds as may be agreed to from time to time by USBFS and the Tocqueville Funds.

        The Tocqueville Funds hereby direct, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS's implementation of the Procedures on behalf of the Tocqueville Funds, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Tocqueville Funds.

9.      Term of Agreement; Amendment

        This Agreement shall become effective on February 28, 2005 and will continue automatically in effect for successive annual periods, unless otherwise terminated as provided herein. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. The termination of this Agreement with respect to any one Trust will not cause the Agreement's termination with respect to any other Trust.

10.     Duties in the Event of Termination

        In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Tocqueville Funds by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Tocqueville Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Tocqueville Funds (if such form differs from the form in which USBFS has maintained, the Tocqueville Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

11.     Records

        USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Tocqueville Funds, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Tocqueville Funds and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Tocqueville Funds on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

12.     Governing Law

        This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.     Data Necessary to Perform Services

        The Tocqueville Funds or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Tocqueville Funds, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.     Assignment

        This Agreement may not be assigned by either party without the prior written consent of the other party.

15.     Notices

        Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

        Notice to USBFS shall be sent to:

               U.S. Bancorp Fund Services, LLC
               615 East Michigan Street
               Milwaukee, WI  53202

        and notice to the Tocqueville Funds shall be sent to:

               The Tocqueville Trust and The Tocqueville Alexis Trust 40 West 57th Street - 19th Floor
               New York, New York 10019

16.     Several, Not Joint Obligations.

        The obligations of each Trust hereunder are several, not joint, and no Trust shall be liable or responsible for the obligations of another Trust under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE TOCQUEVILLE ALEXIS TRUST                  U.S. BANCORP FUND SERVICES, LLC

By: /s/ Colin C. Ferenbach                    By: /s/ Joe D. Redwine
   ---------------------------                    ---------------------------

Title: President                              Title: President
      ------------------------                      -------------------------

THE TOCQUEVILLE TRUST

By: /s/ Robert W. Kleinschmidt
   ---------------------------
Title: President
      ------------------------

                                    Exhibit A
                                     to the
                       Transfer Agent Servicing Agreement

                                   Fund Names

                            Each a Separate Series of

              The Tocqueville Trust or The Tocqueville Alexis Trust

Name of Series                                                        Date Added
--------------                                                        ----------

The Tocqueville Trust
---------------------
The Tocqueville Fund
The Tocqueville Small Cap Value Fund
The Tocqueville International Value Fund
The Tocqueville Gold Fund
The Tocqueville Genesis Fund

The Tocqueville Alexis Trust
----------------------------
The Tocqueville Alexis Fund



                                              Exhibit B
                                                to the
                                  Transfer Agent Servicing Agreement

-----------------------------------------------------------------------------------------------------
                                TRANSFER AGENT & SHAREHOLDER SERVICES
                                         ANNUAL FEE SCHEDULE
                                          Tocqueville Funds
                (Effective for a period of three (3) years from date of the Agreement)
----------------------------------------------------------------------------------------------------------

Service Charges to the Complex                        Service Charges to Investors
------------------------------                        ----------------------------
Shareholder Account Fee                               Qualified Plan Fees (Billed to Investors)
                                                      $15.00/qualified plan acct (Cap at $30.00/SSN)
  Tocqueville Fund, Tocqueville Small                 $15.00/Coverdell ESA acct (Cap at $30.00/SSN)
  Cap Value, Tocqueville International                $25.00/transfer to successor trustee
  Value, Tocqueville Gold, Tocqueville                $25.00/participant distribution (Excluding SWPs)
  Genesis, and Tocqueville Alexis                     $25.00 /refund of excess contribution
                                                      Additional Shareholder Fees (Billed to Investors)
  $13.00 per open account                               $15.00/outgoing wire transfer
  $ 9.00 per network level 3 account                    $15.00/overnight delivery
  $ 2.50 per closed account                             $ 5.00/telephone exchange
  (Subject to $144,000 complex minimum                  $25.00/return check or ACH
  for 6 Funds)                                          $25.00/stop  payment
                                                        $ 5.00/research request per account (Cap at
Activity Charges                                        $25.00/request) (For requested items of the second
----------------                                        calendar year [or previous] to the request)
  Telephone Calls - $1.50/call
  Daily Valuation Trades - $6.75/trade
  Lost Shareholder Search - $5.00/search
  AML Base Service -                                  Technology Charges
     5,000 - 9999 Accounts - $2,500/year              ------------------
  New Account Service  -   $1.00/new                  1. Fund Setup - $1,500/CUSIP
  domestic accounts and $2.00/new foreign             2. NSCC Service Interface - All NSCC Services
  account                                               Setup - $1,500/fund group
    Shareholder Verification - $0.25/each               Annual - $1,400/CUSIP/year
    ACH/EFT Shareholder Services:                     3. Telecommunications and Voice Services
       $125.00/month/fund group                         Service Setup - $1,650 ATT transfer connect
       $   .50/ACH item, setup, change                  VRU Setup - $500/fund group
       $  5.00/correction, reversal                     VRU Maintenance - $100/CUSIP/month
                                                        $.35 /voice response call
  Out-of-pocket Costs  - Including but not  limited     $.40 /voice recognition call
  -------------------                                 4. Average Cost - $.36/account/year
    to:                                               5. Development/Programming - $150/hour
    Telephone toll-free lines, call transfers,        6. File Transmissions - subject to requirements
    etc.                                              7. Selects - $300 per select
    Mailing, sorting and postage                      8. Extraordinary services - charged as incurred
    Stationery, envelopes                               Conversion of Records (if necessary) -
    Programming, special reports                        Estimate to be provided.
    Insurance, record retention, microfilm/             Custom processing, re-processing
    fiche
    Proxies, proxy services                           All other extraordinary services
    ACH fees, NSCC charges                            Fees are billed monthly.
    All other out-of-pocket expenses
 ----------------------------------------------------------------------------------------------------------

                                    Exhibit C
                                     to the
                       Transfer Agent Servicing Agreement


                             As Of Processing Policy

        USBFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.